Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

THIRD QUARTER 2014 FINANCIAL RESULTS

Englewood, Colorado, November 4, 2014 - Liberty Media Corporation ("Liberty Media") (Nasdaq: LMCA, LMCB, LMCK) today reported third quarter 2014 results.  Highlights include(1):

•	SiriusXM reported strong Q3 results
•	Revenue increased 10% to a record $1.1 billion
•	Adjusted EBITDA(2) climbed 29% to a record $381 million
•	Net Income of $136 million was up 117%
•	Share repurchases year-to-date total nearly $2.1 billion
•	Raised 2014 subscriber, revenue and free cash flow guidance
•	Due to share repurchases by SiriusXM, Liberty Media's ownership increased to approximately 57.5%
•	Expect to complete Liberty Broadband Corporation ("Liberty Broadband") spin-off at 5 p.m. today, November 4th
•	Liberty Broadband subsidiary closed $400 million margin loan financing ($320 million drawn)
o	Proceeds partially used for approximately $300 million distribution to Liberty Media; intended to be used for share repurchases within 12 months

"SiriusXM again posted outstanding results and raised guidance across the board," stated Greg Maffei, Liberty President and CEO.  "We expect to complete the spin-off of Liberty Broadband today and look forward to the focus and clarity that it will provide for both Liberty Broadband and Liberty Media."

Spin-Off of Liberty Broadband; Subsequent Rights Offering

Liberty Media expects to complete the previously announced spin-off of Liberty Broadband at 5 p.m. (E.S.T.) today, November 4, 2014.  Liberty Broadband is comprised of, among other things, its (i) interest in Charter Communications,

(ii) subsidiary TruePosition, (iii) minority equity investment in Time Warner Cable, (iv) certain deferred tax liabilities, as well as liabilities related to the Time Warner Cable call option and (v) corporate net debt of $300 million.  In the spin-off, record holders of Series A, Series B and Series C common stock will receive one-fourth of a share of the corresponding series of Liberty Broadband common stock for every whole share of Liberty Media's common stock held by them as of the distribution date for the spin-off, with cash in lieu of fractional shares.

In addition, Liberty Broadband currently plans to distribute subscription rights (the "Series C Rights") to acquire additional shares of Series C Liberty Broadband common stock (the "Rights Offering") at 5 p.m. (E.S.T.) on December 10, 2014 (the "Rights Distribution Date").  Holders of Liberty Broadband common stock on the record date for the Rights Offering, which is 5 p.m. (E.S.T) on November 19, 2014, will receive one Series C Right for every five shares of each series of Liberty Broadband common stock held.  However, because the Liberty Broadband common stock will continue to trade with the Series C Rights dividend attached until the ex-dividend date for the Rights Offering, holders of Liberty Broadband stock must continue to hold their stock through and until the trading day immediately preceding the ex-dividend date in order to receive the Series C Rights in the dividend.  Liberty Broadband will separately announce the ex-dividend date once it is determined.

The Series C Rights are being issued to raise capital for general corporate purposes of Liberty Broadband and will enable the holders to acquire shares of Series C Liberty Broadband common stock at a 20% discount to the 20-trading day volume weighted average trading price of the Series C Liberty Broadband common stock.  Liberty Broadband intends to announce the subscription price of the Series C Rights and the commencement and expiration dates of the Rights Offering as soon as practicable (with commencement expected to occur promptly following the Rights Distribution Date).  The Rights Offering, which is expected to remain outstanding for 20 trading days following the commencement date, is subject to certain conditions, including the effectiveness of Liberty Broadband’s registration statement relating to the Rights Offering.  The Rights Offering is intended to be tax-free to stockholders of Liberty Broadband.

Liberty Media

Liberty Media acquired its controlling interest in SiriusXM on January 18, 2013 and has applied purchase accounting and consolidated the results of SiriusXM since that date.  Prior to the acquisition of Liberty Media's controlling interest, we accounted for the investment in SiriusXM using the equity method.

Liberty Media's revenue increased $74 million to $1.2 billion in the third quarter.  Adjusted OIBDA increased by $13 million to $392 million and operating income increased $1 million to $249 million.  The increases in revenue, adjusted OIBDA and operating income were primarily due to operating results at SiriusXM.

SiriusXM

SiriusXM reported its stand-alone third quarter results on October  28, 2014.  For presentation purposes in this release, we include below the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results are best understood in the context of SiriusXM's historical financial presentation.  For a reconciliation of revenue, adjusted OIBDA (as defined by Liberty Media) and operating income for SiriusXM's stand-alone operating results as reported by SiriusXM, to those results as reported by Liberty Media, see Liberty Media's Form 10-Q for the quarter ended September 30, 2014.

Highlights of SiriusXM's earnings release included the following:

•	Revenue increased 10% to a record $1.1 billion
•	Adjusted EBITDA(2) climbed 29% to a record $381 million
•	Net Income of $136 million was up 117%
•	Share repurchases year-to-date total nearly $2.1 billion
•	Raised 2014 subscriber, revenue and free cash flow guidance

All such amounts are representative of SiriusXM's stand-alone operating results and are not indicative of what is included in Liberty Media's financial statements due to certain purchase accounting adjustments resulting from our January 18, 2013 acquisition of SiriusXM.  SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.

Share Repurchases

There were no repurchases of Liberty Media common stock from August 1, 2014 through October 31, 2014.  Since the reclassification of the original Liberty Capital tracking stock on March 3, 2008, Liberty Media has repurchased shares for aggregate cash consideration of approximately $2.9 billion, representing 51% of shares outstanding at the time of the introduction of the original Liberty Capital stock(3).  In connection with the spin-off of Liberty Broadband, Liberty Broadband distributed approximately $300 million to Liberty Media which is intended to be used to repurchase shares of

Liberty Media common stock.  When added to the approximate $327 million remaining under Liberty Media’s current stock repurchase authorization, Liberty Media now has approximately $627 million authorized for repurchases.

After giving effect to today’s spin-off of Liberty Broadband, Liberty Media Corporation owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM and Atlanta National League Baseball Club, its interest in Live Nation Entertainment and minority equity investments in Time Warner Inc., and Viacom.

FOOTNOTES

1)

Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 4:30 p.m. (E.S.T.) on November 4, 2014.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.
3)	Shares outstanding include LMCA shares only.

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30, 2014 to the same period in 2013.

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q.

Fair Value of Corporate Public Holdings

(amounts in millions)	6/30/2014	9/30/2014
Charter Communications(1)	$4,396	$4,201
Live Nation Debt and Equity(2)	1,351	1,315
Other Public Holdings(3)	1,069	1,038
Total Liberty Media	$6,816	$6,554

(1)

Represents the fair value of Liberty Media's investment in Charter Communications.  In accordance with GAAP, Liberty Media accounts for its investment in the equity of Charter Communications using the equity method of accounting and includes it in its condensed consolidated balance sheet at its historical carrying value of $2.4 billion and $2.4 billion at June 30, 2014 and September 30, 2014, respectively.

(2)

Represents the fair value of Liberty Media's debt and equity investments.  In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $448 million and $452 million at June 30, 2014 and September 30, 2014, respectively.

(3)	Represents the carrying value of other public holdings which are accounted for at fair value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	6/30/2014	9/30/2014
Cash and liquid investments(1)(2)	$806	$673
Less: Short-term marketable securities	240	296
Total Liberty Media Cash (GAAP)	$566	$377

Debt:
SiriusXM senior notes(3)	$4,150	$4,150
SiriusXM exchangeable notes(3)	491	491
Liberty 1.375% cash convertible notes due 2023(4)	1,000	1,000
Margin loans	250	250
Other debt	42	225
Total Liberty Media Debt	$5,933	$6,116
Unamortized premium	6	(42)
Total Liberty Media Debt (GAAP)	$5,939	$6,074

(1)	Includes $240 million and $296 million of short-term marketable securities with an original maturity greater than 90 days as of June 30, 2014 and September 30, 2014, respectively.
(2)	Includes $170 million and $104 million of cash and liquid investments held at SiriusXM as of June 30, 2014 and September 30, 2014, respectively.
(3)	Outstanding principal amount of Senior Notes and Exchangeable Senior Subordinated Notes with no increase for the premium resulting from purchase accounting.
(4)	Face amount of the cash convertible notes with no adjustment for the fair market value adjustment.

Total Liberty Media cash and liquid investments decreased $133 million, primarily as a result of shares repurchased by SiriusXM and capital expenditures.   The cash outflows were partially offset by cash flows from operations at SiriusXM and debt borrowings on the SiriusXM credit facility.

Included in the consolidated cash and liquid investments balance at September 30, 2014 is $104 million at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance.  Excluding cash held at SiriusXM, Liberty Media's cash and liquid investments balance at September 30, 2014 was $569 million.

Total Liberty Media debt increased by $0.2 billion primarily as a result of borrowings on the SiriusXM credit facility and borrowings at the Atlanta Braves associated with the new stadium project.

Important Notice: Liberty Media Corporation (Nasdaq: LMCA, LMCB, LMCK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 4:30 p.m. (E.S.T.) on November 4, 2014.  The call can be accessed by dialing (888)  576-4382 or (719) 325-2214 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed until 6:30 p.m. (E.S.T.) November  11, 2014, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 5901131.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, growth of SiriusXM's subscriber base, the future financial performance of SiriusXM, the continuation of our stock repurchase plan, the repurchase activity of SiriusXM, the proposed Liberty Broadband Series C rights offering, and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the competitive position of SiriusXM versus other radio and audio entertainment providers, the ability of SiriusXM to attract and retain subscribers, the dependence of SiriusXM upon the auto industry, general economic conditions, the failure of SiriusXM’s satellites (which, in most cases, are not insured), the interruption of failure of SiriusXM’s information and communication systems, the security of personal customer information, royalties SiriusXM pays for music rights (which increase over time), the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, failure of third parties to perform, changes in consumer protection laws and their enforcement, continued access to capital on terms acceptable to Liberty Media,  changes in law and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

LIBERTY MEDIA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	12/31/2013	9/30/2014
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,088	377
Trade and other receivables, net	206	243
Short term marketable securities	15	296
Deferred income tax assets	916	915
Other current assets	269	340
Total current assets	2,494	2,171
Investments in available-for-sale securities and other cost investments	1,324	1,099
Investments in affiliates, accounted for using the equity method	3,299	3,298

Property and equipment, at cost	2,149	2,282
Accumulated depreciation	(341)	(496)
	1,808	1,786
Intangible assets not subject to amortization
Goodwill	14,365	14,391
FCC licenses	8,600	8,600
Other	1,073	1,073
	24,038	24,064

Intangible assets subject to amortization, net	1,200	1,145
Other assets, at cost, net of accumulated amortization	379	282
Total assets	$34,542	33,845

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$670	699
Current portion of debt	777	754
Deferred revenue	1,575	1,621
Other current liabilities	150	157
Total current liabilities	3,172	3,231

Long-term debt	4,778	5,320
Deferred income tax liabilities	2,312	2,325
Other liabilities	398	375
Total liabilities	10,660	11,251

Equity:
Total stockholders' equity	14,081	14,021
Non-controlling interests in equity of subsidiaries	9,801	8,573
Total equity	23,882	22,594
Commitments and contingencies
Total liabilities and equity	$34,542	33,845

LIBERTY MEDIA CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2013	9/30/2014	9/30/2013	9/30/2014
	amounts in millions
Revenue:
Subscriber revenue	$832	892	2,280	2,602
Other revenue	278	292	697	753
Total revenue	1,110	1,184	2,977	3,355

Operating costs and expenses:
Cost of subscriber services
Revenue share and royalties	175	204	469	600
Programming and content(1)	64	66	179	194
Customer service and billing(1)	77	94	224	276
Other(1)	25	33	74	97
Subscriber acquisition cost	131	120	367	367
Other operating expense(1)	104	119	254	274
Selling, general and administrative(1)	207	209	548	640
Depreciation and amortization	79	90	237	272
	862	935	2,352	2,720
Operating income (loss)	248	249	625	635

Other income (expense):
Interest expense	(39)	(70)	(78)	(185)
Dividend and interest income	12	6	37	22
Share of earnings (losses) of affiliates, net	(8)	(6)	(12)	(53)
Realized and unrealized gains (losses) on financial instruments, net	64	(15)	222	(55)
Gains (losses) on transactions, net	—	(1)	7,481	1
Other, net	(67)	(13)	(73)	(69)
	(38)	(99)	7,577	(339)
Earnings (loss) before income taxes	210	150	8,202	296
Income tax (expense) benefit	(94)	(63)	170	(31)
Net earnings (loss)	116	87	8,372	265
Less net earnings (loss) attributable to the non-controlling interests	40	54	144	160
Net earnings (loss) attributable to Liberty stockholders	$76	33	8,228	105

(1) Includes stock based compensation as follows:
Programming and content	$4	4	11	13
Customer service and billing	1	2	3	4
Other costs of subscriber services	2	2	5	6
Operating	4	4	10	12
Selling, general and administrative	41	41	112	116
	$52	53	141	151

LIBERTY MEDIA CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Nine Months Ended
	9/30/2013	9/30/2014
	amounts in millions
Cash flows from operating activities:
Net earnings	$8,372	265
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	237	272
Stock-based compensation	141	151
Cash payments for stock-based compensation	(2)	(2)
Share of (earnings) losses of affiliates, net	12	53
Realized and unrealized (gains) losses on financial instruments, net	(222)	55
Losses (gains) on transactions, net	(7,481)	(1)
Losses (gains) on dilution of investment in affiliate	55	67
Deferred income tax expense (benefit)	(190)	9
Non-cash interest expense	(54)	(27)
Other, net	15	3
Changes in operating assets and liabilities
Current and other assets	142	(72)
Payables and other liabilities	(136)	28
Net cash provided (used) by operating activities	889	801

Cash flows from investing activities:
Cash proceeds from sale of investments	12	247
Cash (paid) for acquisitions, net of cash acquired	408	(47)
Proceeds (payments) on financial instruments, net	(59)	(30)
Investments in and loans to cost and equity investees	(2,584)	(169)
Repayments of loans by cost and equity investees	71	35
Capital expended for property and equipment	(132)	(153)
Purchases of short term investments and other marketable securities	(178)	(349)
Sales of short term investments and other marketable securities	229	68
Other investing activities, net	(7)	(3)
Net cash provided (used) by investing activities	(2,240)	(401)

Cash flows from financing activities:
Borrowings of debt	4,211	2,218
Repayments of debt	(1,731)	(1,660)
Repurchases of Liberty common stock	(140)	—
Subsidiary shares repurchased by subsidiary	(1,602)	(1,650)
Other financing activities, net	(19)	(19)
Net cash provided (used) by financing activities	719	(1,111)

Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	—
Cash provided (used) by investing activities	—	—
Cash provided (used) by financing activities	550	—
Change in available cash held by discontinued operations	650	—
Net cash provided (used) by discontinued operations	1,200	—
Net increase (decrease) in cash and cash equivalents	568	(711)
Cash and cash equivalents at beginning of period	603	1,088
Cash and cash equivalents at end of period	$1,171	377

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Media, together with a reconciliation to operating income, as determined under GAAP.  Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q13	4Q13	1Q14	2Q14	3Q14
Liberty Media
Revenue	$1,110	$1,025	$1,011	$1,160	$1,184

Adjusted OIBDA	379	319	294	372	392
Depreciation and amortization	(79)	(78)	(90)	(92)	(90)
Stock compensation expense	(52)	(52)	(49)	(49)	(53)
Operating Income	$248	$189	$155	$231	$249

SCHEDULE 2

This press release also includes a presentation of Adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines Adjusted EBITDA as follows:  EBITDA is defined as net income before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other income and expense, loss on extinguishment of debt, loss on change in value of derivatives as well as certain other charges discussed below. This measure is one of the primary non-GAAP financial measures on which SiriusXM (i) evaluates the performance of its businesses, (ii) bases its internal budgets and (iii) compensates management. Adjusted EBITDA is a non-GAAP financial performance measure that excludes (if applicable):  (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) depreciation and amortization and (iii) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenues not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and programming providers. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of SiriusXM's operating performance, which provides useful information about its business apart from the costs associated with its physical plant, capital structure and purchase price accounting. SiriusXM believes investors find this non-GAAP financial measure useful when analyzing its results and comparing its operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use current and projected adjusted EBITDA to estimate its current and prospective enterprise value and to make investment decisions. Because SiriusXM funds and builds-out its satellite radio system through the periodic raising and expenditure of large amounts of capital, its results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry.   SiriusXM also believes the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair value as determined using the Black-Scholes-Merton model which varies based on assumptions used for the expected life, expected stock price volatility and risk-free interest rates.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM's statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.  Investors that wish to compare and evaluate SiriusXM's operating results after giving effect for these costs, should refer to net income as disclosed in its unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a non-GAAP financial performance measure, SiriusXM's calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of SiriusXM's stand-alone net income to adjusted EBITDA is calculated as follows (in thousands):

	Unaudited
	For the Three Months Ended
	September 30,
	2014	2013
($ in thousands)
Net income (GAAP):	$136,170	$62,894
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813
Operating expenses	(945)	(68,895)
Share-based payment expense (GAAP)	21,805	19,762
Depreciation and amortization (GAAP)	64,550	58,533
Interest expense, net of amounts capitalized (GAAP)	75,416	54,629
Loss on extinguishment of debt and credit facilities, net (GAAP)	—	107,971
Interest and investment income (GAAP)	(6,305)	(1,716)
Other income (GAAP)	(297)	(407)
Income tax expense (GAAP)	89,044	61,158
Adjusted EBITDA	$381,251	$295,742